Exhibit 4.4

THIRD AMENDMENT TO RIGHTS AGREEMENT

     THIS THIRD AMENDMENT TO RIGHTS AGREEMENT (this “Third Amendment”) is entered into as of the 30th day of June, 2005, by and between Zonagen, Inc., a Delaware corporation (the “Company”), and Computershare Trust Company, Inc. (successor-in-interest to Computershare Investor Services, LLC, referred to herein as “Rights Agent”), and amends that certain Rights Agreement dated as of September 1, 1999 and amended as of September 6, 2002 and October 30, 2002 by and between the Company and the Rights Agent.

RECITALS

     WHEREAS, the Company and Rights Agent are parties to a Rights Agreement dated as of September 1, 1999, as amended by a First Amendment to Rights Agreement dated September 6, 2002 and Second Amendment to Rights Agreement dated October 30, 2002 (as amended, the “Rights Agreement”); and

     WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company and the Rights Agent, at the direction of the Company, hereby agree to amend the Rights Agreement as set forth below.

     NOW, THEREFORE, the Rights Agreement is hereby amended as follows:

     1. Section 1(p) of the Rights Agreement is hereby amended and restated in its entirety to read as follows:

“(p) Exempt Person” shall mean the Company or any Subsidiary (as such term is hereinafter defined) of the Company or any employee benefit plan of the Company.”

     2. Section 3(a) of the Rights Agreement is hereby amended by deleting the last sentence thereof that was added in the Second Amendment.

     3. Section 7(a) of the Rights Agreement is hereby amended by replacing the reference to “September 13, 2005” in subsection (i) of Section 7(a) with “September 13, 2010.”

     4. The Recitals set forth at the beginning of this Third Amendment are incorporated herein.

     5. Except as amended by this Third Amendment, the Rights Agreement shall remain in full force and effect.

     6. This Third Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state. This Third Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. If any term, provision, covenant or restriction of this Third Amendment is held by a court of competent jurisdiction or other authority to be invalid, illegal, or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Third Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

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     IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to be duly executed and attested, all as of the day and year first above written.

COMPUTERSHARE TRUST COMPANY, INC., as Rights Agent

By:	/s/ John M. Wahl

	Name:	John M. Wahl
	Title:	Corporate Trust Officer

By:	/s/ Kellie Gwinn

	Name:	Kellie Gwinn
	Title:	Vice President
ZONAGEN, INC.

By:	/s/ Joseph S. Podolski

Joseph S. Podolski, President and Chief Executive Officer